EXHIBIT 99.1


On June 1, 1998, the Registrant issued the following press release:

       PYR Signs Agreement to Drill Second California Exploration Project

     DENVER - PYR Energy Corporation (OTC EBB: PYRX) today announced that it has executed a Participation Agreement with Seneca Resources Corporation for the drilling of PYR's Rainbow 'Stevens' exploration prospect in the School Road area of the southern San Joaquin Basin. Houston based Seneca Resources, which has extensive oil and gas operations in California, is the oil and gas subsidiary of National Fuel Gas Company (NYSE: NFG). PYR will retain a 40% working interest in the project.

     The  Rainbow  exploration  well  should be spud soon after  issuance of the drilling permit, anticipated to take approximately 60 days. This initial test well is to be drilled to a total depth of approximately 12,500 feet to test multiple Upper Miocene, 'Stevens' sands in a combination structural/stratigraphic feature defined by 3-D seismic data. These 'Stevens' sand reservoirs typically produce light oil (28 degrees - 42 degrees API gravity) and associated natural gas. The Rainbow prospect is one of a series of prospects identified and mapped by PYR from 3-D seismic data within the School Road project.

     The School Road project is the second in a series of three exploration projects in the San Joaquin basin to be drilled by PYR in 1998. The first project, East Lost Hills, is currently drilling toward an anticipated total depth of 19,000 feet. In the third project at SE Maricopa, the 52-square-mile 3-D seismic acquisition program is anticipated to be complete by mid-June, with an initial exploration well to be drilled near year-end 1998.

     PYR Energy Corporation applies advanced 3-D seismic and computer-aided exploration technologies to systematically explore for and exploit onshore oil and natural gas accumulations in the western United States.


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This  release   contains   forward-looking   statements   regarding  PYR  Energy
Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control.